FOSTER WHEELER LTD. OMNIBUS INCENTIVE PLAN

Notice of Employee Nonqualified Stock Option Grant

Employee: __________________________

Pursuant to the attached Employee Nonqualified Stock Option Agreement, you have been granted a nonqualified stock option to purchase shares of common stock, $.01 par value per share (a “Share”), of Foster Wheeler Ltd., a Bermuda company (the “Company”) as follows:

Compensation Committee Approval Date:	November 15, 2006

Date of Grant:	November 15, 2006

Exercise Price Per Share:	$________ per Common Share

Total Number of Shares Subject to this Option:	________________ shares of common stock

Type of Option:	Nonqualified Stock Option

Expiration Date:	December 31, 2011

Vesting/Exercise Schedule:
So long as you are continuously employed by the Company or any Affiliate, and except as otherwise set forth in Section 5 of the Option Agreement, the Shares underlying this Option shall vest and become exercisable in accordance with the following schedule:

• One-third of the Shares subject to the Option shall vest and become exercisable on December 31, 2007;

• Another one-third of the Shares subject to the Option shall vest and become exercisable on December 31, 2008; and

• The remaining one-third of the Shares subject to the Option shall vest and become exercisable on December 31, 2009.

Termination Period:
Following your termination of employment with the Company and all its Affiliates, the Option may be exercised, but only as to Shares that were vested on the date of such termination, through the Expiration Date set forth above; provided, however, the Option may terminate as of an earlier date in connection with certain events as set forth in the Plan and in Section 5 of the Option Agreement.

You are responsible for keeping track of the periods during which the Option may be exercised, including those periods that apply following your termination of employment with the Company and all its Affiliates for any reason. The Company will not provide further notice of such exercise periods.

Transferability:	Unless otherwise provided in the Option Agreement or the Plan, this Option may not be transferred.

By your signature and the signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Foster Wheeler Ltd. Omnibus Incentive Plan and the Employee Nonqualified Stock Option Agreement, both of which are attached and made a part of this document.

In addition, you agree and acknowledge that your rights to any Shares underlying the Option vest only as you provide services to the Company or its Affiliates over time, that the grant of the Option is not as consideration for services you rendered to the Company or its Affiliates prior to your Date of Grant, and that nothing in this Notice or the attached documents confers upon you any right to continue your employment relationship with the Company or its Affiliates for any period of time, nor does it interfere in any way with your right or the Company’s (or its Affiliates’) right to terminate that relationship at any time, for any reason, with or without cause.

FOSTER WHEELER LTD.
Participant	By: Raymond J. Milchovich Its: Chief Executive Officer

FOSTER WHEELER LTD. OMNIBUS INCENTIVE PLAN

Employee Nonqualified Stock Option Agreement

1.     Grant of Option. Foster Wheeler Ltd., a Bermuda company (the “Company”), hereby grants to ___________________ (“Optionee”), an option (the “Option”) to purchase the total number of shares of common stock (the “Shares”) subject to the Option, set forth in the Notice of Employee Nonqualified Stock Option Grant (the “Notice”), at the exercise price per Share set forth in the Notice (the “Exercise Price”), subject to the terms, definitions and provisions of the Foster Wheeler Ltd. Omnibus Incentive Plan (the “Plan”) adopted by the Company, which is incorporated in this Employee Nonqualified Stock Option Agreement (the “Option Agreement”) by reference. Unless otherwise defined in this Option Agreement, the terms used in this Option Agreement shall have the meanings defined in the Plan; provided, however, that the term “Shares” as defined above shall be interpreted to refer to the specific number of shares set forth in the Notice but shall otherwise have the meaning set forth in Section 2(ww) of the Plan. This Option Agreement shall be deemed executed by the Company and Optionee upon execution by such parties of the Notice.

2.     Designation of Option. This Option is intended to be a Nonqualified Stock Option (as defined in Section 2(bb) of the Plan).

3.     Exercise of Option. This Option shall be exercisable during its term in accordance with the Vesting/Exercise Schedule set out in the Notice and with the provisions of Section 5 of this Option Agreement as follows:

(a) Right to Exercise.

(i) This Option may not be exercised for a fraction of a share of common stock.

(ii) In the event of Optionee’s death, Disability (as defined in Section 2(q) of the Plan), Retirement (which for purposes of this Option Agreement is as defined in Section 2(vv) of the Plan), or other termination of employment, the exercisability of the Option is governed by Section 5 below, subject to the limitations contained in this Section 3.

(iii) In no event may this Option be exercised after the Expiration Date of the Option as set forth in the Notice.

(b) Method of Exercise.

(i) This Option shall be exercisable by delivering to the Company a written Notice of Exercise (containing the information described in Exhibit A hereto, in the form attached as Exhibit A, or in any other form acceptable to the Committee) which shall state Optionee’s election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by Optionee and shall be delivered to the Company by such means as are determined by the Committee in its discretion to constitute adequate delivery. The written notice shall be accompanied by payment of the Exercise Price. This Option shall be deemed to be exercised upon receipt by the Company of such written notice accompanied by payment of the Exercise Price.

(ii) As a condition to the exercise of this Option and as further set forth in Article 20 of the Plan, Optionee agrees to make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the vesting or exercise of the Option. Optionee may satisfy withholding tax obligations through either (a) giving instructions to a broker for the sale on the open market of a sufficient number of shares of common stock of the Company to pay the applicable withholding tax or (b) depositing with the Company an amount of funds equal to the estimated withholding tax liability. If Optionee fails to satisfy such obligations in this regard, the Company may require that the Shares otherwise scheduled to become vested on any given date be forfeited.

(iii) The Company is not obligated, and will have no liability for failure, to issue or deliver any Shares upon exercise of the Option unless such issuance or delivery would comply with the Applicable Laws (as defined in Section 2(c) of the Plan), with such compliance determined by the Company in consultation with its legal counsel. This Option may not be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under Part 221 of Title 12 of the Code of Federal Regulations as promulgated by the Federal Reserve Board, or other Applicable Laws. As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by the Applicable Laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to Optionee on the date on which the Option is exercised with respect to such Shares. The Company may postpone issuing and delivering any Shares for so long as the Company reasonably determines to be necessary to satisfy the following:

(A) its completing or amending any securities registration or qualification of the Shares or its or the Optionee’s satisfying any exemption from registration under any federal or state law, rule, or regulation;

(B) its receiving proof it considers satisfactory that a person seeking to exercise the Option after the Optionee’s death is entitled to do so;

(C) the Optionee complying with any requests for representations under the Plan;

(D) the Optionee complying with any federal, state, or local tax withholding obligations; and

(E) its compliance with the restrictions of Code Section 409A to the extent applicable, including any final regulations issued pursuant thereto, including the Committee’s right to amend any provision of this Option Agreement, to the extent necessary to comply with Code Section 409A.

4.     Method of Payment. Payment of the Exercise Price (in US dollars) shall be by any of the following, or a combination of the following, at the election of Optionee:

(a) cash or cashier’s check;

(b) through a cashless (broker-assisted) exercise; or

(c) a combination of paragraphs (a) and (b) immediately above.

5.     Termination of Relationship; Vesting Acceleration on Certain Events. Following the date of the Optionee’s termination of employment for any reason (the “Termination Date”), Optionee may exercise the Option only as set forth in the Notice and this Section 5. To the extent that Optionee is not vested in the Shares as of his or her Termination Date, the Option shall terminate as to unvested Shares as of the Termination Date. If Optionee does not exercise this Option as to vested Shares prior to the earlier of the Expiration Date of the Option as set forth in the Notice or the relevant dates specified below in this Section 5, the Option shall terminate in its entirety. In no event, may the Option be exercised as to any Shares after the Expiration Date of the Option as set forth in the Notice.

(a) Termination as a Result of Death or Disability. In the event of the Optionee’s termination of employment as a result of his or her death or Disability (as defined in Section 2(q) of the Plan), any unvested Shares under the Option shall immediately become fully vested and exercisable and all remaining Shares subject to the Option shall remain exercisable until the earlier of:

(i) the Expiration Date; or

(ii) the one (1) year anniversary of the day the Optionee terminates employment or service due to death or Disability.

In the event of the Optionee’s death, the Optionee’s beneficiary or estate may exercise the vested Shares under the Option.

(b) Termination as a Result of Involuntary Termination or Resignation for Good Reason. In the event of the Optionee’s termination of employment as a result of his or her Involuntary Termination (as defined in Section 2(aa) of the Plan) or Resignation for Good Reason (as defined in Section 2(tt) of the Plan), any unvested Shares under the Option shall immediately become fully vested and exercisable and all remaining Shares subject to the Option shall remain exercisable until the earlier of:

(i) the Expiration Date; or

(ii) the six (6) month anniversary of the day the Optionee terminates employment due to an Involuntary Termination or Resignation for Good Reason.

(c) Termination as a Result of Retirement. In the event of the Optionee’s termination of employment as a result of his or her Retirement, the vesting of the Option shall accelerate such that Optionee shall be vested in and able to exercise the Option as of the Termination Date as to that number of Shares subject to the Option that equals the product of:

(i) the total number of Shares subject to the Option, times

(ii) a ratio, the numerator of which is the total number of months of employment from November 15, 2006 to the end of the month in which the date of termination due to Retirement occurs, and the denominator of which is thirty-seven and one-half (37.5), rounded to the nearest whole number; less

(iii) the total number of Shares in which you have previously vested prior to your date of Retirement.

The remaining portion of the unvested and unexercisable Option which is not accelerated for vesting purposes shall be immediately forfeited.

Example: The following example is included merely for demonstrative purposes.

Ann is granted 1,000 Options on November 15, 2006. She will vest in her Options as follows: (1) 333 Options on December 31, 2007, (2) 333 Options on December 31, 2008, and (3) 334 Options on December 31, 2009. Ann subsequently announces her Retirement effective June 1, 2008.

As of June 1, 2008, Ann will immediately vest in additional Shares underlying the unvested Options equal to the amount of 187 (equal to 1,000 Options multiplied by 19.5 months of employment from November 1, 2006 divided by 37.5 reduced by 333 Shares previously vested).

All vested Shares subject to the Option (including those Shares under the Option which become immediately vested and exercisable pursuant to this paragraph (c)) shall remain exercisable until the earlier of:

(A) the Expiration Date; or

(B) the thirty-sixth (36) month anniversary of the day the Optionee terminates employment due to Retirement.

The unvested portion of the Option shall be immediately forfeited.

(d) Termination for Cause. In the event the Optionee’s employment is terminated for Cause (as defined in Section 2(i) of the Plan), all unvested Shares under the Option and all unexercised, vested Shares under the Option shall expire immediately, be forfeited and considered null and void, and the provisions of Section 9 of this Option Agreement shall control.

(e) Termination – General. In the event of the Optionee’s termination of employment other than as a result of Optionee’s death, Disability (as defined in Section 2(q) of the Plan), Involuntary Termination (as defined in Section 2(aa) of the Plan), Resignation for Good Reason (as defined in Section 2(tt) of the Plan), Retirement, or Cause (as defined in Section 2(i) of the Plan), Optionee may, to the extent he or she is otherwise vested in the Option at the Termination Date, exercise such Options and such Options shall remain exercisable until the earlier of:

(i) the Expiration Date; or

(ii) the date which is thirty (30) days after the day the Optionee terminates employment for reasons other than as a result of Optionee’s death, Disability (as defined in Section 2(q) of the Plan), Involuntary Termination (as defined in Section 2(aa) of the Plan), Resignation for Good Reason (as defined in Section 2(tt) of the Plan), Retirement, or Cause (as defined in Section 2(i) of the Plan).

The unvested portion of the Option shall be immediately forfeited.

(f) Change in Control Acceleration. In the event of a Change in Control (as defined in Section 2(j) of the Plan) which closes on a date prior to an Optionee’s termination of employment, any unvested Shares under the Option shall immediately become fully vested and exercisable and all remaining Shares subject to the Option shall remain exercisable through their Expiration Date, effective as of immediately prior to consummation of the Change in Control. Notwithstanding the foregoing, to the extent that an employment, change in control or other agreement or arrangement with the Company or an Affiliate provides benefits of greater value upon a Change in Control that those provided in this paragraph (f), the rights set forth in such other agreement shall supersede the provisions of this paragraph (f). Comparatively, to the extent that an employment, change in control or other agreement or arrangement with the Company or an Affiliate provides benefits of lesser value upon a Change in Control that those provided in this paragraph (f), the rights set forth in this paragraph (f) shall supersede the provisions of such other agreement.

(g) Other Termination Events. Notwithstanding anything to the contrary contained in this Option Agreement, the Option will terminate and expire immediately upon the occurrence of the circumstances set forth in Section 11.2 of the Plan, and the provisions of Section 9 of the Option Agreement shall control.

6.     Relation of Other Agreement(s) to Option. As an express condition to acceptance of this Option, subject to the special exception provided under Section 5(f) of this Option Agreement (which governs a Change in Control situation), you agree that:

(a) Except to the extent you are or subsequently become a party to a written service or other agreement with the Company (such agreement(s), which for the avoidance of doubt, do not include any agreements entered into with Affiliates or Subsidiaries of the Company) (the “Other Agreement”), the only vesting and lapse of forfeiture restriction provisions that govern the Option under this Option Agreement are set forth in Section 5 of this Option Agreement;

(b) To the extent that the vesting and lapse of forfeiture restriction provisions of this Option Agreement or the Plan’s terms are inconsistent with an Other Agreement, the provisions of your Other Agreement shall govern and control, subject to the special exception provided under Section 5(f) of this Option Agreement (which governs a Change in Control situation); and

(c) Except as expressly provided in paragraph (b) above, the terms of any Other Agreement shall in no way alter or amend, or provide additional rights or benefits, under the Option governed by this Option Agreement.

7.     Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by him or her. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

8.     Changes in Company’s Capital Structure. Subject to any required action by the Company’s Board and stockholders, as may be determined to be appropriate and equitable by the Committee, to prevent dilution or enlargement of rights, the Committee shall:

(a) adjust proportionately the number of Shares covered by the Option and the Exercise Price for any increase or decrease in the number of issued and outstanding shares of common stock resulting from a subdivision or combination of such shares or the payment of a stock dividend or any other increase or decrease in the number of such outstanding shares of common stock of the Company effected without the receipt of consideration by the Company; and

(b) if the Company is a participating corporation in any merger or consolidation and provided the Option is not terminated upon consummation of such merger or consolidation, modify such Option to pertain to and apply to the securities or other property to which a holder of the number of shares subject to the unexercised portion of this Option would have been entitled upon such consummation.

Notwithstanding anything to the contrary, such adjustments by the Committee shall be final, binding and conclusive.

9.     Forfeiture Events. Upon the occurrence of any of the events set forth in Section 11.2 of the Plan (a “Forfeiture Event”), Optionee, without any further action by the Company or Optionee, shall forfeit, as of the first day of any such Forfeiture Event:

(a) all right, title and interest to this Option;

(b) any Shares issued upon exercise of the Option then owned by the Optionee; and

(c) any and all profits realized by the Optionee, on an after-tax basis, pursuant to any sales or transfer of any Shares previously subject to the Option within the six (6) month period prior to the date of such Forfeiture Event.

Additionally, the Company shall have the right to issue a stop transfer order and other appropriate instructions to its transfer agent with respect to this Option and the Shares, and the Company further shall be entitled to reimbursement from the Optionee of any fees and expenses (including attorneys’ fees) incurred by or on behalf of the Company in enforcing the Company’s rights under this Section 9. By accepting this Option Grant, the Optionee hereby consents to a deduction from any amounts the Company owes to Optionee from time to time (including amounts owed to the Optionee as compensation as well as any other amounts owed to Optionee by the Company), to the extent of any amounts that the Optionee owes to the Company under this Section 9. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Optionee owes to the Company, calculated as set forth above, the Optionee agrees to pay immediately the unpaid balance to the Company.

10.    US Tax Consequences. Below is a brief summary as of the date of this Option of certain United States federal tax consequences of exercise of this nonqualified stock option and disposition of the Shares under the laws in effect as of the Date of Grant. THIS SUMMARY IS INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES. There may be a regular federal (and state) income tax liability upon your exercise of the Option. You will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price. If you are an Employee (as defined in Section 2(s) of the Plan), the Company will be required to withhold from your compensation or collect from you and pay to the applicable taxing authorities an amount of income and employment taxes equal to a percentage of this compensation income at the time of exercise. If Shares issued upon exercise of this Option are held for at least one year, any gain realized on disposition of those Shares will be treated as long-term capital gain for federal income tax purposes. You are obligated as a condition of exercise of this Option to satisfy any applicable withholding tax obligations that apply thereto.

11.    Effect of Agreement. Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the Option terms), and hereby accepts this Option and agrees to be bound by its contractual terms as set forth herein and in the Plan. Optionee hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee (as defined in Section 2(m) of the Plan) regarding any questions relating to the Option. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of the Notice and this Option Agreement, the Plan terms and provisions shall prevail.

12.    Governing Law. The laws of the state of New Jersey, without giving effect to principles of conflicts of law, will apply to the Plan, to the Option and the Option Agreement (including the Notice). The Company agrees, and Optionee agrees as a condition to acceptance of the Option, to submit to the jurisdiction of the courts located in the jurisdiction in which the Optionee is employed, or was most recently employed, by the Company.

13.    Data Protection. Optionee acknowledges and agrees (by executing this Option Agreement) to the collection, use, processing and transfer of certain personal data as described in this Section 13. The Optionee understands that he or she is not obliged to consent to such collection, use, processing and transfer of personal data. However, the Optionee understands that his or her failure to provide such consent may affect his or her ability to participate in the Plan. The Optionee understands that the Company may hold certain personal information about the Optionee, including his or her name, social security number (or other tax identification number), salary, nationality, job title, position evaluation rating along with details of all past awards and current awards outstanding under the Plan, for the purpose of managing and administering the Plan (the “Data”). The Company, or its Affiliates, will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Plan. The Company and/or any of it Affiliates may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These various recipients of Data may be located in elsewhere throughout the world. The Optionee authorizes these various recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any required transfer of such Data as may be required for the subsequent holding of Shares subject to the Option on the Optionee’s behalf by a broker or other third party with whom the Optionee may elect to deposit any Shares subject to the Option acquired pursuant to the Plan. The Optionee understands that he or she may, at any time, review Data with respect to the Optionee and require any necessary amendments to such Data. The Optionee also understands that he or she may withdraw the consents to use Data herein by notifying the Company in writing; however, the Optionee understands that by withdrawing his or her consents to use Data, the Optionee may affect his or her ability to participate in the Plan.

14.    Employment Matters. The award of this Option does not form part of your entitlement to remuneration or benefits in terms of your employment with your employer. Your terms and conditions of employment are not affected or changed in any way by this Option or by the terms of the Plan or this Option Agreement. No provision of this Option Agreement or of the Option granted hereunder shall give the Optionee any right to continue in the service or employ of the Company or any Affiliate, create any inference as to the length of employment or service of the Optionee, affect the right of the Company or any Affiliate to terminate the employment or service of the Optionee, with or without Cause (as defined in Section 2(i) of the Plan), or give the Optionee any right to participate in any employee welfare or benefit plan or other program (other than the Plan) of the Company or any Affiliate. Optionee acknowledges and agrees (by executing this Option Agreement) that the granting of Options under this Option Agreement are made on a fully discretionary basis by the Company and that this Option Agreement does not lead to a vested right to further Option awards in the future. Further, the Options set forth in this Option Agreement constitute a non-recurrent benefit and the terms of this Option Agreement are only applicable to the Options distributed pursuant to this Option Agreement.

15.    Tax Provisions Applicable to Non-US Persons. This Section 15 shall apply to you if you are resident in and/or subject to the laws of a country other than the United States at the time of grant of this Option and during the period in which you hold this Option or the Shares issued pursuant thereto.

(a) Applicable if you are not a US person (including as to UK persons): You hereby agree to indemnify and keep indemnified the Company and any Affiliate from and against any liability for, or obligation to pay, income tax and employer’s and/or employee’s national insurance or social security contributions arising on the grant of the Option, vesting of the Shares or the exercise of the Option.

(b) Applicable if you are a UK person: Where any obligation to pay income tax or employee’s national insurance contributions or social security contributions (any such obligation or contribution, a “Tax Liability”) arises, the Company or any Affiliate may recover from you an amount of money sufficient to meet the Tax Liability by any of the following arrangements:

(i) deduction from salary or other payments due to you; or

(ii) withholding from the issuance to you of that number of Shares (otherwise to be acquired by you on exercise of the Option) whose aggregate Fair Market Value on the date of exercise is, so far as possible, equal to but neither less than nor more than the amount of Tax Liability.

16.    Severability. In the event that any provision of this Option Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Option Agreement, and this Option Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

17.    Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.

18.    Amendment of Nonqualified Stock Option. The Committee may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuation (other than as explicitly permitted under the Plan) shall be made that would adversely affect your rights under this Option Agreement without your consent.

19.    Representations. As a condition to your receipt of this Option, you represent and warrant the following:

(a) You are aware of the Company’s business affairs and financial condition and have acquired sufficient information about the Company to reach an informed and knowledgeable decision to accept this Option;

(b) You are acquiring the Option and the Shares subject thereto for investment only for your own account, and not with a view, or for resale in connection with, any “distribution” thereof under Applicable Law (as defined in Section 2(c) of the Plan);

(c) You understand that neither Option nor the Shares have been registered in all State jurisdictions within the United States, and that the exemption(s) from registration relied upon may depend upon your investment intent as set forth above;

(d) You further understand that prior to any resale by you of the Shares acquired upon exercise of this Option without registration of such resale in relevant State jurisdictions, the Company may require you to furnish the Company with an opinion of counsel acceptable to the Company that you may sell or transfer such Shares pursuant to an available exemption under Applicable Law;

(e) You understand that the Company is under no obligation to assist you in this process by registering the Shares in any jurisdiction or by ensuring that an exemption from registration is available; and

(f) You further agree that as a condition to exercise of this Option, the Company may require you to furnish contemporaneously dated representations similar to those set forth in this Section 19.

EXHIBIT A

FOSTER WHEELER LTD. OMNIBUS INCENTIVE PLAN

Employee’s Notice of Exercise of Nonqualified Stock Option

To:	Foster Wheeler Ltd.
Attn:	Stock Option Administrator
Subject:	Notice of Intention to Exercise Stock Option

This is official notice that the undersigned (“Optionee”) intends to exercise Optionee’s option to purchase _________ Common Shares of Foster Wheeler Ltd., under and pursuant to the Company’s Omnibus Incentive Plan and the Option Agreement dated    :

Date of Exercise:
Number of Shares:
Exercise Price:
Method of Payment of Exercise Price:
Social Security Number:

The Shares should be issued as follows:

Name:
Address:
Signed:
Date: